Exhibit 99.1

FOR RELEASE ON THURSDAY, AUGUST 8, 2013, AT 8:00 A.M. ET

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS AND PROVIDES COMPANY UPDATE

– Phase 3 Monotherapy Trial of IPI-145 in Relapsed/Refractory Chronic Lymphocytic Leukemia and

Small Lymphocytic Lymphoma Expected to Begin in Fourth Quarter of 2013 –

– Phase 2 Monotherapy Trial of IPI-145 in Refractory Indolent Non-Hodgkin Lymphoma

Currently Enrolling –

– IPI-145 Granted Orphan Drug Designation by FDA for the Treatment of Follicular Lymphoma –

– Company Provides Updated 2013 Financial Guidance –

CAMBRIDGE, Mass. – August 8, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today reported its second quarter 2013 financial results and provided an update on its clinical pipeline. Infinity today announced that, in the fourth quarter of 2013, it expects to initiate a Phase 3 trial of IPI-145, its potent, oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL). This randomized study is designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg twice daily (BID) compared to ofatumumab in approximately 300 relapsed or refractory patients. In June 2013, Infinity initiated a Phase 2, open-label, single-arm study designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg BID in approximately 120 patients with refractory indolent non-Hodgkin lymphoma (iNHL). These monotherapy trials are supported by encouraging data presented at medical meetings earlier this year that showed IPI-145 was clinically active and well tolerated in a broad range of hematologic malignancies, including CLL/SLL and iNHL.

“With the ongoing Phase 2 trial in patients with iNHL and our planned Phase 3 study in patients with CLL or SLL, Infinity expects to have two important clinical trials of IPI-145 in patients with blood cancer under way by the end of the year. These two clinical trials are key components of Infinity’s strategy for rapidly progressing IPI-145 toward registration with the goal of establishing IPI-145 as the best-in-class PI3K inhibitor for the treatment of patients with blood cancer,” commented Adelene Q. Perkins, Infinity’s chair and chief executive officer. “In addition to the anticipated initiation of our Phase 3 trial of IPI-145, in the second half of the year we expect to report topline data from our Phase 2 study of our Hsp90 inhibitor, retaspimycin HCl, in patients with non-small cell lung cancer and topline data from our Phase 2a study of IPI-145 in patients with mild, allergic asthma.”

Pipeline highlights include the following:

•

Phase 3 monotherapy study of IPI-145 in CLL/SLL expected to begin in 4Q13: Infinity today announced that it anticipates initiating a Phase 3 study of IPI-145 in patients with CLL/SLL in the fourth quarter of 2013. This randomized study is designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg BID compared to ofatumumab in approximately 300 patients with relapsed or refractory CLL and SLL. The primary endpoint of the study is progression-free survival.

This Phase 3 trial is supported by data from the ongoing Phase 1 study that showed IPI-145 was well tolerated with a 55 percent response rate in patients with CLL, with 12 partial responses among 22 patients evaluable for response. Partial responses were defined by the International Workshop on Chronic Lymphocytic Leukemia (IWCLL) criteria.1 Additionally, stable disease was reported in nine patients, seven of whom had nodal responses. Responses occurred early, with a median time to response of 1.9 months (range: 1.8 – 5.6 months). These Phase 1 data were reported in June at the American Society of Clinical Oncology (ASCO) Annual Meeting and the 12th International Conference on Malignant Lymphoma (ICML).2,3

•

Phase 2 monotherapy study of IPI-145 in patients with iNHL initiated: In June, Infinity announced the initiation of a Phase 2, open-label, single-arm study designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg BID in approximately 120 patients with iNHL whose disease is refractory to radioimmunotherapy or to both rituximab and chemotherapy. Patients enrolled in the study must have progressed within six months of receiving their last therapy. The primary endpoint of the study is response rate according to the International Working Group (IWG) criteria.[4]

In June, Infinity reported Phase 1 data at ASCO and ICML showing that IPI-145 was well tolerated with a 68 percent response rate in patients with iNHL. Among 19 patients evaluable for response, three patients had complete responses and 10 patients had partial responses.5,6 Responses occurred early, with a median time to response of 1.8 months (range: 1.7 – 4.1 months).

•

IPI-145 granted orphan drug designation by FDA for follicular lymphoma: Infinity today announced that the United States Food and Drug Administration (FDA) has granted orphan drug designation for IPI-145 for the treatment of follicular lymphoma, the most common subtype of iNHL. In the U.S., an orphan drug designation by the FDA provides incentives for sponsors to develop products for rare diseases, including clinical trial design assistance, tax credits and a waiver of Prescription Drug User Fee Act (PDUFA) fees. In May 2013, Infinity announced that the FDA and European Medicines Agency (EMA) had granted orphan drug designation for IPI-145 for the treatment of CLL/SLL.

•

Data from clinical studies of retaspimycin HCl in NSCLC anticipated in 2H13: Infinity expects to report topline data from its Phase 2, randomized, double-blind, placebo-controlled study of retaspimycin HCl in combination with docetaxel (a chemotherapy) in patients with non-small cell lung cancer (NSCLC) in the second half of 2013. The study is designed to evaluate the anti-tumor activity, tolerability and safety of retaspimycin HCl in combination with docetaxel compared to placebo plus docetaxel in patients with second- or third-line NSCLC who are naïve to docetaxel treatment and have a smoking history. Efficacy endpoints of this study include overall survival in the total patient population, in patients with squamous cell histology and in patients with a novel, pre-specified biomarker identified by Infinity. This study is supported by data from a Phase 1b study in which retaspimycin HCl in combination with docetaxel was well tolerated and clinically active in heavily pretreated patients with NSCLC.[7]

Infinity is also conducting a Phase 1b/2 study of retaspimycin HCl in combination with everolimus in patients with NSCLC with a KRAS mutation. The dose-exploration phase of this study is still ongoing, and the company expects to provide an update on this study in the second half of 2013.

•

Data from Phase 2a study of IPI-145 in asthma anticipated in 2H13: Infinity expects to provide topline data from its Phase 2a study of IPI-145 in patients with mild, allergic asthma during the second half of 2013. Endpoints of this multi-dose, two-way crossover study include safety, pharmacokinetics and FEV1 (forced expiry volume in one second), a standard measure of lung function.

Infinity is also enrolling patients with moderate to severe rheumatoid arthritis (RA) in ASPIRA (Adult Study of PI3K Inhibition in RA), a Phase 2, double-blind, randomized, placebo-controlled study designed to evaluate the efficacy, safety and pharmacokinetics of three dose levels of IPI-145 given twice daily for 12 weeks in combination with methotrexate compared to treatment with placebo plus methotrexate. The study is expected to enroll approximately 316 patients. The primary efficacy endpoint of the study is ACR20 response rate, which is defined as the proportion of people who achieve at least a 20 percent improvement in American College of Rheumatology (ACR) response criteria.

Second Quarter 2013 Financial Results

•	At June 30, 2013, Infinity had total cash, cash equivalents and available-for-sale securities of $277.2 million, compared to $303.1 million at March 31, 2013.

•

Infinity did not record any revenue during the second quarter of 2013. Total revenue was $21.9 million for the same period in 2012, which was composed of $20.9 million for reimbursed research and development (R&D) services performed under a previous strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under this alliance.

•

R&D expense for the second quarter of 2013 was $26.1 million, compared to $28.5 million for the same period in 2012. The decrease in R&D expense for the second quarter of 2013 compared to the same period in 2012 was primarily related to the discontinuation of development of the company’s Hedgehog pathway program.

•

General and administrative (G&A) expense was $6.7 million for the second quarter of 2013, compared to $7.7 million for the same period in 2012. The decrease in G&A expense in the second quarter of 2013 compared to the same period in 2012 was primarily due to lower consulting expenses.

•

Infinity did not record any interest expense during the second quarter of 2013. Interest expense was $0.7 million during the same period of 2012 before Infinity extinguished its debt to Purdue Pharma L.P. in September 2012.

•

Net loss for the second quarter of 2013 was $32.6 million, or a basic and diluted loss per common share of $0.68, compared to $14.7 million, or a basic and diluted loss per common share of $0.54, for the same period in 2012.

2013 Financial Guidance

Infinity today provided updated financial guidance for 2013. These updates are due to rapidly advancing IPI-145 in the clinic, including the anticipated increased clinical costs associated with conducting the Phase 3, randomized trial of IPI-145 compared to ofatumumab in patients with CLL/SLL that is expected to commence in the fourth quarter of 2013, together with an anticipated $10 million milestone payment triggered by the initiation of this Phase 3 trial that is due under the company’s development and license agreement with Millennium: The Takeda Oncology Company and Takeda Pharmaceutical Company Limited.

Infinity’s current financial expectations for 2013 are as follows:

•	Operating Expenses: Infinity expects operating expenses for 2013 to range from $135 million to $145 million, compared to prior expectations of $115 million to $125 million.

•	Net Loss: Infinity expects net loss for 2013 to range from $135 million to $145 million, compared to prior expectations of $115 million to $125 million.

•

Cash and Investments: Infinity expects to end 2013 with a year-end cash and investments balance ranging from $190 million to $200 million, compared to prior expectations of $210 million to $220 million. Based on its current operating plan and exclusive of any business development activities, Infinity believes that it has sufficient cash and investments to support its operations into 2015.

Conference Call Information

Infinity will host a conference call on Thursday, August 8, 2013, at 8:30 a.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the “investors/media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference call ID is 23079300. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: the timing and type of data and updates from, as well as progress in, clinical trials of its PI3K and Hsp90 programs; plans to initiate additional clinical trials; its ability to execute on its strategic plans; the therapeutic potential of its PI3K inhibitors and retaspimycin HCl; the timing of milestone payments; and financial guidance for 2013 with respect to operating expenses, net loss and cash and investments. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will initiate clinical trials or report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2013	December 31, 2012
Cash, cash equivalents and available-for-sale securities, including long term	$277,237	$326,635
Other current assets	5,146	3,731
Property and equipment, net	4,179	4,079
Other long-term assets	1,161	1,215

Total assets	$287,723	$335,660

Current liabilities	$20,846	$18,663
Due to Millennium, less current portion	6,353	6,252
Other long-term liabilities	618	540
Total stockholders’ equity	259,906	310,205

Total liabilities and stockholders’ equity	$287,723	$335,660

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Collaborative research and development revenue from Purdue entities	$—	$21,911	$—	$47,113
Operating expenses:
Research and development	26,080	28,532	46,311	57,083
General and administrative	6,675	7,666	14,105	14,477

Total operating expenses	32,755	36,198	60,416	71,560

Loss from operations	(32,755)	(14,287)	(60,416)	(24,447)
Other income (expense):
Interest expense	—	(694)	—	(1,375)
Income from Massachusetts tax incentive award	—	193	—	193
Investment and other income	164	127	499	247

Total other income (expense)	164	(374)	499	(935)

Net loss	$(32,591)	$(14,661)	$(59,917)	$(25,382)

Basic and diluted loss per common share	$(0.68)	$(0.54)	$(1.25)	$(0.94)

Basic and diluted weighted average number of common shares outstanding	47,915,726	27,061,435	47,785,620	26,919,146

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[1]

Hallek M, et al. (2008) Guidelines for the diagnosis and treatment of chronic lymphocytic leukemia: A report from the International Workshop on Chronic Lymphocytic Leukemia updating the National Cancer Institute – Working Group 1996 Guidelines. Blood 111: 5446-5456.

[2]

Patel M, Kahl B, Horwitz S, Younes A, O’Brien S, Foss F, et al. Preliminary Safety and Efficacy of IPI-145, a Potent Inhibitor of Phosphoinositide-3-Kinase-d,g in Patients with Relapsed/Refractory CLL. Poster presented at the 2013 Meeting of the American Society of Clinical Oncology, Chicago, Ill, 2013.

[3]

Flinn I, Patel M, Horwitz S, Younes A, Foss F, Oki Y, et al. Preliminary Safety and Efficacy of IPI-145, a Potent Inhibitor of Phosphoinositide-3-Kinase-d,g in Patients with Relapsed/Refractory CLL/SLL. Presented at the 12th International Conference on Malignant Lymphoma, Lugano, Switzerland.

[4]	Cheson BD, et al. (2007) Revised response criteria for malignant lymphoma. J. Clin Oncol 25:579-586.
[5]

Horwitz S, Flinn I, Patel M, Younes A, Foss F, Oki Y, et al. Preliminary Safety and Efficacy of IPI-145, a Potent Inhibitor of Phosphoinositide-3-Kinase-d,g, in Patients with Relapsed/Refractory Lymphoma. Presented at the 2013 Meeting of the American Society of Clinical Oncology, Chicago, Ill, 2013.

[6]

Kahl B, Patel M, Younes A, Horwitz S, Foss F, Oki Y, et al. Preliminary Safety and Efficacy of IPI-145, a Potent Inhibitor of Phosphoinositide-3-Kinase-d,g in Patients with Relapsed/Refractory B-Cell Lymphoma. Presented at the 12th International Conference on Malignant Lymphoma, Lugano, Switzerland.

[7]

Riely GJ, Gettinger SN, Stoller RG, Gabrail NY, Weiss GJ, Tunkey C, et al. Safety and activity of IPI-504 (retaspimycin HCl) and docetaxel in pretreated patients with metastatic non-small cell lung cancer (NSCLC). Poster presented at the 47th Annual Meeting of the American Society of Clinical Oncology, Chicago, Ill, 2011.